Exhibit 99
HILLENBRAND INDUSTRIES REPORTS THIRD QUARTER REVENUES OF $466.0 MILLION AND EARNINGS FROM
CONTINUING OPERATIONS OF $0.61 PER FULLY DILUTED SHARE
Company Records A $5.6 Million Special Charge And Announces An Anticipated $40.0 Million to
$45.0 Million Restructuring Charge To Be Recorded In Its 2005 Fiscal Fourth Quarter.
Fiscal Year 2005 Guidance Range Slightly Modified From $3.00 to $3.15 Per Fully Diluted Share
To $2.95 to $3.05 Per Fully Diluted Share
BATESVILLE, Ind., Aug. 9, 2005 — Hillenbrand Industries, Inc. (NYSE:HB) today announced unaudited financial results for its fiscal third quarter ended June 30, 2005 which included revenues of $466.0 million, a $4.5 million increase, from $461.5 million in the prior year comparable period. Consolidated net income from continuing operations was $37.7 million, or $0.61 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2004 third quarter of $44.7 million, or $0.71 per fully diluted share.
Third Quarter and Nine Month Highlights
•	Income from continuing operations includes $0.06 per share in the quarter and $0.14 per share year-to-date of legal costs related to defense of antitrust lawsuits.

•	Hill-Rom capital revenues up 10.3 percent and Batesville Casket revenues up 1.6 percent for the fiscal 2005 nine-month period.

•	Third quarter special charge of $5.6 million includes $2.4 million in CEO transition costs, a $1.7 million asset impairment at Hill-Rom, and $1.5 million for Batesville Casket’s plans to consolidate solid wood casket production from its Nashua, New Hampshire plant into its Panola, Mississippi plant.

•	Strong cash flow from operations of $22.0 million generated in the quarter, including a $75.5 million cash contribution made to fully fund Hillenbrand’s Primary Defined Benefit Pension Plan.

•	Quarterly share repurchase of 722,400 shares with a total of 1,261,600 shares purchased year-to-date.
In commenting on quarterly performance, Rolf A. Classon, Hillenbrand’s and Hill-Rom’s interim President and Chief Executive Officer, said, “Highlights include Hill-Rom’s year-to-date increased capital revenues and Batesville Casket’s revenue performance despite overall soft death rates. At Batesville Casket, the Dimensions® casket line and its proprietary veneer casket line are selling very well. Hill-Rom’s VersaCare™ bed platform line continues to gain acceptance from customers, with sales up nearly 20 percent in the nine months this year. However, lower rental revenues at Hill-Rom, gross margin pressure at Hill-Rom and Batesville Casket, and higher litigation expense continue to adversely affect this year’s results. As you know, we have taken recent steps to improve our cost position and better align our organization with our customers. We’ve simplified Hillenbrand’s and Hill-Rom’s organizational structures to support Hill-Rom’s strategy to further emphasize its core frames, support surfaces and services businesses. Our simplified, lower-cost structure should significantly improve our operating margins and our ability to effectively deliver products and services to our customers.”
Related to today’s earnings guidance adjustment Mr. Classon said, “Our slight reduction in guidance for the year is based on our current quarter’s performance, our ongoing antitrust litigation defense and the possibility of some limited additional margin pressure in Hill-Rom’s rental business.”
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On July 14, 2005 the company announced an organizational simplification designed primarily to more closely align the Hill-Rom organization with its customers. The streamlining is intended to more effectively bring products and services to market, facilitate further changes to better align incentives, geographies and field management and to improve the effectiveness of the field sales force, and support Hill-Rom’s strategy to focus on its core frames, support surfaces and services businesses.
Hill-Rom established two commercial divisions, one focusing on North America and one focusing internationally, each consisting of capital sales, clinical and services businesses with supporting sales, marketing and field service organizations. Home Care and Surgical products will be run as a separate, fully integrated division and profit center. Hill-Rom has also combined sourcing, manufacturing, and product development under one new function in order to more rapidly bring competitive and innovative products to market. At the same time, all of Hillenbrand’s corporate functions, including human resources, finance, strategy, legal and information technology have been consolidated with those of Hill-Rom.
Hillenbrand also announced today it anticipates additional restructuring actions. While the details of these plans are still being finalized, these actions, which have been approved by the company’s Board of Directors, include the elimination of salaried and hourly positions in the United States and Europe, the rationalization of certain products and components, the outsourcing of various products and sub-assembly parts, the impairment of assets no longer considered necessary to the execution of our strategy and the termination of certain contractual obligations. The company expects the cost of these actions will result in a fourth quarter pre-tax charge of between $40.0 million and $45.0 million. The majority of the costs incurred will be cash charges, except for approximately $5.0 million to $7.0 million resulting from asset impairments.
As a result of the actions being taken in Europe, Hillenbrand will also write off $16.0 million of deferred tax assets currently recognized on our balance sheet. This write-off will have no impact on cash. The portion of the pre-tax restructuring charge associated with Europe will not receive a tax benefit upon recognition.
Once these actions are fully implemented in the next twelve to eighteen months, the company expects annual savings related to both cost of sales and operating expenses of $45.0 million to $50.0 million. Upon finalization of the remaining details of the plans, the company will take a charge in the fourth quarter for all amounts that are accruable at that point. Additional charges related to the restructuring will be recognized as incurred over the course of the actions.
Mr. Classon added, “These restructuring actions are essential to reduce Hill-Rom’s operating expenses and should support improved customer alignment, increased focus on our core businesses, a more competitive cost structure, and more streamlined global supply chain and product development processes.”
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Consolidated Results — Highlights
Revenues

					Q3
	Q3 2005	Y/Y CHANGE FROM	Q3 2005	Q3 2004	ADJ./ACTUAL %
($ In millions)	ACTUAL	FOREIGN EXCHANGE	ADJUSTED	ACTUAL	CHANGE
Health Care sales	$190.3	$1.7	$188.6	$187.1	0.8%
Health Care rentals	115.4	0.4	115.0	121.3	-5.2%
Batesville Casket	160.3	—	160.3	153.1	4.7%

TOTAL	$466.0	$2.1	$463.9	$461.5	0.5%

Gross Profit decreased $11.1 million in the quarter to $210.9 million, from the prior year’s third quarter of $222.0 million. As a percentage of sales, consolidated gross profit margins of 45.3 percent decreased 280 basis points from 48.1 percent in the prior year period. The year-over-year decrease is attributable to; higher field service spending in Hill-Rom’s rental business, lower pricing at Hill-Rom, higher commodity costs at both Batesville Casket and Hill-Rom, unfavorable product mix at Hill-Rom and to a lesser degree, at Batesville Casket, and acquired businesses that generally have lower gross margins. The company expects these factors to continue for the remainder of the fiscal year.
Other Operating Expenses for the quarter totaled $145.8 million, an increase of $0.8 million from $145.0 million in the fiscal 2004 third quarter. Higher legal fees related to antitrust litigation contributed $6.0 million to the increase. As a percentage of revenues, operating expenses were 31.3 percent in the 2005 period versus 31.4 percent last year.
Cash, Cash Equivalents and Short Term Investments decreased $28.2 million to $152.0 million from $180.2 million at September 30, 2004. This decrease is primarily attributable to a $75.5 million payment the company made in the quarter to the Hillenbrand Industries Defined Benefit Pension Fund in order to fully fund the plan.
Primary Working Capital (accounts receivable, plus inventory, less accounts payable) decreased $6.3 million versus the prior fiscal year end, with a $15.4 million decrease in accounts receivable, offset by a $7.9 million increase in inventory and a $1.2 million decrease in accounts payable. Accounts receivable decreased as a result of higher revenues in the quarter preceding September 30, 2004 to June 30, 2005. In addition, accounts receivable decreased as a result of improved collections from prior year-end Health Care sales, partially offset by lower collections on Health Care rentals from processing delays associated with the recent launch of the company’s final phase of its Enterprise Resource Planning system. Inventories increased due to lower sales volumes and the impact of increased raw material costs on inventory.
Capital Expenditures in the quarter were $27.9 million, driven primarily by costs related to the replacement of therapy units in the rental fleet, the implementation of a company-wide enterprise management system, and other miscellaneous plant and equipment expenditures.

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Health Care — Highlights
Health Care Sales revenue increased $3.2 million, or 1.7 percent, to $190.3 million in the fiscal third quarter of 2005 compared to $187.1 million in the third quarter of 2004. Excluding the benefit from the effects of foreign exchange, health care sales revenues increased 0.8 percent. Gross profit decreased $4.6 million to $83.4 million from $88.0 million in the 2004 fiscal third quarter. As a percentage of revenues, gross profit was 43.8 percent in the 2005 fiscal third quarter compared to 47.0 percent in the same period of 2004 due to lower pricing and higher raw material costs.
Health Care Rental revenue decreased $5.9 million to $115.4 million from $121.3 million, due to lower referral volumes and changes in Medicare payment practices for The Vest™ and lower pricing. Gross profit decreased $7.9 million to $43.5 million in the third quarter of 2005, compared to $51.4 million in the prior year period. As a percentage of sales, gross profit was 37.7 percent in the quarter, down from 42.4 percent in the third quarter of 2004 due to lower pricing, higher field service spending, and costs related to the implementation of a company-wide enterprise management system.
Funeral Services — Highlights
Funeral Services revenue of $160.3 million increased $7.2 million from the $153.1 million reported in the comparable prior year period. Gross profit increased $1.4 million to $84.0 million in the quarter from $82.6 million in the comparable prior year period. As a percentage of revenues, gross profit decreased to 52.4 percent from 54.0 percent in the comparable period last year. This decrease is attributable to lower burial volumes, significantly increased material costs of $3.2 million for steel, other metals and wood, an overall slightly unfavorable product mix shift, and increased fixed manufacturing costs associated with expanding manufacturing capabilities at a facility in Mexico.
Non-GAAP Financial Disclosures
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.
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Guidance Summary For 2005
Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations before any other special items.

					Corporate
			Batesville		and Other
	Hill Rom		Casket		Expense		Consolidated
Revised Outlook for 2005

($ in millions, except EPS)
	Low	High	Low	High	Low	High	Low	High
Net Revenues
Health Care sales	$809	$818	$—	$—	$—	$—	$809	$818
Health Care rentals	472	478	—	—	—	—	472	478
Funeral Services sales	—	—	657	662	—	—	657	662

Total revenues	1,281	1,296	657	662	—	—	1,938	1,958
Gross Margin	41.9%	42.6%	53.7%	53.9%			45.9%	46.4%
Other Operating Expenses	(397)	(399)	(168)	(170)	(37)	(42)	(602)	(611)
Special Items(1)	(2)	(2)	(2)	(2)	(2)	(2)	(6)	(6)
Other Income (Expense)	—	—	—	—	2	2	2	2

Income Before Taxes from Continuing Operations	139	152	183	185	(37)	(42)	285	295

Special Items (1)	2	2	2	2	2	2	6	6

Income Before Taxes from Continuing Operations before Special Items	141	154	185	187	(35)	(40)	291	301

Tax Rate								37%

Earnings per share from Continuing Operations							2.89	2.99

Special Items (1)							0.06	0.06

Earnings per share from Continuing Operations before Special Items							2.95	3.05

Average shares outstanding – diluted								62.1

Capital expenditures and intangibles		106		16		3		125
Depreciation and amortization		91		18		6		115

(1)	Reflects actual special items incurred as of June 30, 2005. Amounts relate to an asset impairment at Hill-Rom, the closure of the Nashua, New Hampshire plant at Batesville Casket and CEO transition costs at Corporate. Amounts do not include other special items, including those to be taken in the fourth quarter as announced in this release.

Conference Call
The company will sponsor a conference call for the investing public at 9:00 a.m. EDT on Tuesday, August 9, 2005. In the call, management will discuss the results for the fiscal third quarter ended June 30, 2005. It is available at www.hillenbrand.com during the call or by accessing http://www.placeware.com/cc/vcc/join?id=w1454365&role=attend&pw=S523ZM and it will be archived through August 23, 2005 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800-811-0667 (International callers 913-981-4901) both using confirmation code 1454365 at the above time. A replay of the call is also available through August 23, 2005 at 888-203-1112 (719-457-0820 International). The code 1454365 is needed to access the replay.

About Hillenbrand Industries, Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

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Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, costs and availability of raw materials, the success of the Company’s restructuring, realignment and cost reduction efforts, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004 and under the heading “Forward-Looking Statements and Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.
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Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	3Q05	2Q05	1Q05	4Q04	3Q04
Net revenues
Health Care sales	$190.3	$197.0	$195.9	$208.3	$187.1
Health Care rentals	115.4	121.8	119.7	118.9	121.3
Funeral Services sales	160.3	181.9	159.2	146.9	153.1

Total revenues	466.0	500.7	474.8	474.1	461.5

Cost of revenue
Health Care cost of sales	106.9	107.5	107.5	105.7	99.1
Health Care rental expenses	71.9	73.6	72.3	71.6	69.9
Funeral Services cost of sales	76.3	83.5	74.7	69.6	70.5

Total cost of revenue	255.1	264.6	254.5	246.9	239.5

Gross profit
Health Care	83.4	89.5	88.4	102.6	88.0
Health Care rentals	43.5	48.2	47.4	47.3	51.4
Funeral Services	84.0	98.4	84.5	77.3	82.6

Total gross profit	210.9	236.1	220.3	227.2	222.0
As a percentage of sales	45.3%	47.2%	46.4%	47.9%	48.1%

Operating expense	145.8	150.8	153.9	152.7	145.0
As a percentage of sales	31.3%	30.1%	32.4%	32.2%	31.3%

Unusual charges, net	(5.6)	0.1	—	(6.9)	1.4

Other income/expense	0.3	(0.3)	2.7	1.0	(5.1)

Income taxes	22.1	31.5	25.6	22.6	28.6

Income from continuing operations	37.7	53.6	43.5	46.0	44.7

Income (loss) from discontinued operations	0.3	0.4	0.1	15.9	(5.7)

Net income (loss)	38.0	54.0	43.6	61.9	39.0

Diluted earnings per share:
Earnings per share from continuing operations	$0.61	$0.86	$0.69	$0.73	$0.71
Earnings per share	$0.61	$0.87	$0.70	$0.99	$0.62

Average common shares outstanding — diluted (thousands)	61,896	62,389	62,689	62,546	62,637

Dividends per common share	$0.28	$0.28	$0.28	$0.27	$0.27

Cash Flows from Operations
Cash flow from operations	$22.0	$75.9	$77.7	$87.3	$128.3
Capital expenditures	(27.9)	(24.2)	(29.9)	(44.8)	(27.5)

Cash flow from operations less capital expenditures	$(5.9)	$51.7	$47.8	$42.5	$100.8

Trailing twelve month cash flow from ops. less capex.	136.1	$242.8	$313.3	$224.1	NA

Cash, cash equivalents and short term investments	$152.0	$214.3	$208.4	$180.2	$69.7

Shares Repurchased	722.4	539.2	—	—	475.2
Capital Expenditures
Hill-Rom	22.3	20.9	28.3	40.0	19.2
Batesville Casket	5.3	2.3	1.5	4.2	5.0
Corporate	0.3	1.0	0.1	0.6	2.1
FFS	—	—	—	—	1.2
Depreciation & Amortization
Hill-Rom	23.1	22.3	23.6	25.7	22.8
Batesville Casket	4.5	4.4	4.4	4.9	4.7
Corporate	1.4	1.5	1.6	1.4	2.6
FFS	—	—	—	—	0.7